ADDENDUM

      THIS ADDENDUM is made this 27th day of October, 1997, by and between LAS VEGAS SANDS, INC. ("Landlord") and Blatteis Realty Company ("Broker").

                                   BACKGROUND

      WHEREAS, Broker and Landlord are parties to that certain agreement dated January 23, 1997 (the "Agreement") and;

      WHEREAS, the parties desire to amend the Agreement upon the terms and conditions as set forth below;

      NOW, THEREFORE, the parties hereto, in consideration of the mutual covenants contained herein and in the Agreement, and intending to be legally bound hereby, agree as follows:

      1. Exhibit "B". Exhibit "B" attached to the Agreement shall be hereby amended to include Laurie Musico as one of Broker's personnel assigned to the Project. Ms. Musico will principally focus her efforts on "high-end retail". In consideration thereof, the Broker's fee referenced on paragraph 3 of the Agreement shall be amended to reflect an increase of $4,000 per month. Landlord reserves the right to terminate this addendum (relating strictly to Ms. Musico's services) upon thirty (30) days notice to Broker.

      2. Other Terms Unchanged. All other terms and conditions of the Agreement shall remain unchanged.

      IN WITNESS HEREOF, INTENDING TO BE LEGALLY BOUND HEREBY, the parties have executed this Amendment on the dates set forth below.

                                   LAS VEGAS SANDS, INC.

                                   By: /s/ W.P. Weidman
                                      -------------------------

                                   BLATTEIS REALTY CO.

                                   By: /s/ Daniel J. Blatteis
                                      --------------------------

                     CONSULTING AND LEASE BROKERAGE AGREEMENT

      THIS CONSULTING AND LEASE BROKERAGE AGREEMENT (this "Agreement") is made this 23rd day of January, 1997, by and between LAS VEGAS SANDS, INC., a Nevada corporation ("Landlord") and BLATTEIS REALTY CO., a California corporation ("Broker") with respect to certain consulting and lease brokerage services to be furnished by Broker to Landlord for portions of Landlord's contemplated approximately 500,000 square foot mall (the "Project," a schematic diagram of which is attached hereto as Exhibit "A") to be located at or about 3355 Las Vegas Boulevard South, Las Vegas, Nevada and anticipated to be constructed in two phases.

      NOW, THEREFORE, the parties agree as follows:

      1. Engagement. Landlord hereby engages Broker as its "Retail Lease Broker and Consultant" during the "Term" (as hereinbelow defined) with respect to planning, layout, and marketing to prospective tenants of the Project and with respect to solicitation and negotiation of leases for the Project (i) with parties that are not "affiliates" (as that term is defined in Rule 405 of the Securities Act of 1933, as amended) of Landlord; (ii) for retail sales uses exclusively (the "Conforming Uses"), and not fix any other uses (e.g., food and beverage) whatsoever unless specifically authorized in writing by Landlord; and
(iii) for space located on the first floor (the "Primary Premises Space") and the mezzanine (the "Mezzanine Premises Space") of the second level of the Project (the "Subject Premises"). The term "Subject Leases" refers to any leases conforming fully to the foregoing criteria and entered into during the Term, as well as any such leases entered into during the nine (9) month period (the "Transaction Completion Term") commencing upon expiration or termination of the Term where such prospective tenants and Landlord executed a letter of intent during the Term; Landlord shall have no obligation to make any payment to Broker for any lease other than a Subject Lease.

      2. Duties of Broker. Broker shall use the best efforts to assist Landlord in planning the layout of the Project and in marketing and leasing the Project, all in conformity with Landlord's financial objectives. Broker will use its best efforts to fully lease Phase I of the Project within twelve (12) months of the date hereof. Broker's obligations include, without limitation, (i) serving Landlord as a retail and leasing consultant by advising Landlord and its architects, designers, consultants, and other agents with respect to the conceptual layout and design of the Project and the tenant mix and leasing prospects of the Project; (ii) timely preparation and submission to Landlord of a complete merchandising plan for the entire Project, which merchandising plan shall be acceptable to Landlord in its discretion; (iii) timely production and submission to Landlord of marketing and promotional materials for leases for leasing the Subject Premises for Conforming Uses, which marketing and promotional materials shall be acceptable to Landlord in its discretion; (iv) making available and utilizing the services of the individuals named on Exhibit "B" attached hereto, for the purposes of faithfully, responsively, and timely performing Broker's obligations hereunder and achieving Landlord's objectives with respect to the Project; (v) identification and solicitation of prospective tenants and negotiation of (but not agreement to or execution of) Subject Leases with such prospective tenants; and (vi) such other tasks as Landlord reasonably requests (including advising upon prospective restaurant leases) in order to assist Landlord in achieving its projected per square foot rental rates, percentage rental rents, and common area maintenance charges at the Project and in achieving its goal of completing all leasing of the first phase of the Project during 1997. Broker shall not, and has no authority to, execute any lease or other agreement on behalf of Landlord or in any way incur any obligation on behalf of, bind, or make any representation or warranty for Landlord. In negotiating any Subject Leases, Broker shall advise all prospective tenants that Broker is not an agent of Landlord, and has no actual or apparent authority to bind Landlord to any lease, agreement, or other obligations, which can only occur upon the execution by Landlord of a written Subject Lease.

      3. Initial and Monthly Considerations to Broker. Concurrently with Landlord's and Broker's material execution and delivery hereof, Landlord shall advance to Broker the sum of $120,000 (the "Initial Advance"), which Initial Advance shall be treated as an advance against and credited to the payment of all sums due hereunder, commencing as of December 1, 1996, in respect of the first six (6) months of payments of the "Consulting Fee" and the "Commission Advance" (as those terms are defined hereinbelow). During the Term, on the first day of each month, (i) Landlord shall pay to Broker monthly the sum of $10,000 in respect of Broker's performance of its duties described in clauses (i) through (iv) and (vi) of Paragraph 2 hereinabove (the "Consulting Fee"); and
(ii) Landlord shall advance to Broker monthly the additional refundable sum of $10,000 (the "Commission Advance" and together with the Initial Advance, the "Advances") in respect of Broker's performance of its duties described in clause
(v) of Paragraph 2 hereinabove, which Commission Advance shall be treated as an advance against and credited to the payment of commissions required to be paid under Paragraph 4 hereinbelow.

      4. Brokerage Commissions. Landlord shall pay to Broker lease brokerage commissions ("Commissions") in respect of each Subject Lease in an amount equal to the sum of $8.00 per leased square foot of Primary Premises Space leased thereunder plus $4.00 per leased square foot of Mezzanine Premises Space leased thereunder payable as follows:

            a. fifty percent (50%) of each Commission shall be paid five (5) days after the later to occur of execution of the associated Subject Lease or the satisfaction of all contingencies to the effectiveness of such Subject Lease;

            b. twenty-five percent (25%) of each Commission shall be paid thirty (30) days after the tenant under such Subject Lease has opened for business, to the extent that at such time tenant is in operation and not in default under the Subject Lease; and

            c. the balance of twenty-five percent (25%) of each Commission shall be paid five (5) months thereafter, to the extent that at such time tenant is in operation and not in default under the Subject Lease; provided, however, that all payments of Commission Advances shall be credited to any payments due hereunder for Commissions (excluding "Co-Brokerage Payments" as hereinbelow defined) prior to payment hereunder of any sums for Commissions.

      5. Co-Brokerage Payments. Landlord agrees not to pay any other broker (any such broker other than Broker, a "Co-Broker") in respect of any Subject Lease, but Broker shall be responsible for the payment, from its Commissions, of any and all commissions to Co-Brokers in respect of Subject Leases, except to the extent otherwise agreed to by Landlord in writing.

      6. Discretionary Bonus. Predicated upon the performance of Broker and upon such other matters as Landlord in its sole discretion may determine, Landlord may, but shall in no event be obligated to, elect to grant to Broker a bonus of such type and in such amount as Landlord in its sole discretion may determine.

      7. Travel Expenses. Landlord shall pay for all travel expenditures of personnel of Broker which are directly in furtherance of Broker's obligations hereunder and are both outside of Los Angeles and of the respective city each such person is based in; provided, however, that all such travel must be (i) at the lowest available coach fares, (ii) approved in advance by Landlord; and
(iii) reserved and paid through GWV Travel. Landlord will use its best efforts to reimburse such expenses within thirty (30) days of Landlord's receipt of an appropriate invoice with acceptable backup documentation attached.

      8. Term. The term (the "Term") of this Agreement shall commence as of December 1, 1996, and shall continue for a period of eighteen (18) months; provided, however, that either party hereto may terminate the Term on sixty (60) days' prior written notice to the other party. Not later than five (5) days after any acquisition or termination of the Term, Broker shall furnish to Landlord a complete list (the parties properly on such list, the "Identified Leasing Prospects") of prospective tenants that it is currently negotiating with for entry into Subject Leases. Upon any expiration or termination of the Term, neither party hereto shall have any further obligations hereunder except that
(i) Broker shall continue to be subject to the confidentiality obligations hereof, immediately upon completion of the Transaction Completion Term Broker shall be obligated to refund to Landlord any Advances which have not yet been credited for the benefit of Landlord pro rata over the portion of the Term prior to the effective date of Termination, and immediately upon expiration or termination of the Term shall deliver or cause to be delivered to Landlord, as directed by Landlord, all written materials, software, and other information (collectively, "Project Information") in whatever form in its possession with respect to the Project other than any such Project Information relating to any prospective Subject Lease with an Identified Leasing Prospect, which material shall be delivered to Landlord no later than the Transaction Completion Date; and (ii) Landlord shall continue to be obligated hereunder to make payments for Subject Leases to the extent provided for in this Agreement (i.e., Subject Leases entered into both during the Term and, with Identified Leasing Prospects, during the Transaction Completion Term).

      9. Independent Contractor. Broker recognizes that it is engaged as an independent contractor and acknowledges that all persons performing services hereunder shall be employees or agents of Broker and Landlord will have no responsibility to provide insurance or other fringe benefits normally associated with employee status, Broker hereby agreeing to make its own arrangements for any of such benefits as it may desire. Broker shall be solely responsible for the payment of all taxes and benefits required by law for such employees or agents, and shall indemnify and hold Landlord harmless from any and all liabilities for costs related thereto.

      10. Proprietary Interests. Broker agrees that all reports, studies, plans, models, drawings, and any other written data of any type relating to its activities hereunder whether or not any of the same is accepted or rejected by the Landlord shall remain the property of Landlord and shall not be used or published by Broker or any other party without the express prior written consent of Landlord. In implementation of the foregoing, Broker hereby grants and assigns to

Landlord all rights and claims of whatever nature and whether now or hereafter arising in and to any and all of such plans, reports, studies, models, drawings, and other written data and shall cooperate fully with Landlord in any steps Landlord may take to obtain copyright, trademark, or like protections with respect thereto. Broker further acknowledges Broker's work on the Project could involve material and information of a confidential and proprietary nature, including material and information identified as such, or which, from the circumstances, in good faith and good conscience, ought to be treated as such. Broker agrees that it will not, and will require that its employees and agents not, disclose or divulge any proprietary or confidential information obtained in connection with this Agreement except with the express prior written consent of Landlord in each instance unless required by law. This provision shall survive the termination of this Agreement. Without limitation Broker shall, during the Term and thereafter, hold in strict confidence the financial condition, leasing and prospective leasing activities, lease rates, tenant and guarantor information, and marketing plan with respect to the Project and all other information relating to the Project. Broker agrees that Landlord may on an ex parte basis obtain equitable (i.e., injunctive) relief to enforce its confidentiality rights hereunder.

      11. Conflict of Interest. In connection with the Project, Broker shall not accept for its own account any trade discounts or contributions, or deal with (or recommend that Landlord deal with) any firm in which Broker has any financial or other interest, or undertake any activity or employment which would or could create a conflict of interest or compromise Broker's professional judgment or prevent Broker from serving the best interests of Landlord. If Broker shall become aware of any facts which are or may be in violation of the preceding provisions of this Paragraph or shall have any financial or other interest in any firm with which Landlord is dealing or proposes to deal, Broker shall immediately advise Landlord thereof in writing. Broker shall not undertake any other leasing projects in the State of Nevada during the Term hereof.

      12. Miscellaneous. Broker shall indemnify Landlord for any costs or losses incurred by Landlord as a result of any breach by Broker of any provision hereof. Broker represents that it is a duly licensed California real estate broker, and is in the process of being licensed in the State of Nevada. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior understandings and writings with respect thereto. Each party hereto has reviewed this Agreement and the rule of construction to the effect that ambiguities are to be resolved against the drafting party will not be employed in the interpretation hereof. This Agreement shall be governed by, interpreted under, and enforced in accordance with Nevada law, without regard to its principles of conflict of laws, and the exclusive forums for adjudication of any dispute between the parties respect hereto are the federal and state courts located in Clark County, Nevada.

      IN WITNESS WHEREOF, the parties have executed this Agreement on the date above.


LANDLORD:                               BROKER:

LAS VEGAS SANDS, INC., a Nevada         BLATTEIS REALTY CO., a California
corporation                             corporation


By:  /s/ Robert G. Goldstein            By:  /s/ Daniel J. Blatteis
     --------------------------              ----------------------------
     Its: Senior Vice President              Its: Co-Chairman
          ---------------------                   -----------------------